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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant

Subsidiaries of Specialty Catalog Corp.:

  SC Corporation, a Delaware corporation, doing business under the name of SC Direct
    Subsidiaries of SC Corporation
      SC Publishing, Inc., a Delaware corporation
      Daxbourne International Limited, a private company limited by shares formed under the laws of England and Wales
  SC Licensing Corp., a Massachusetts corporation